Execution Version

Exhibit 10.1

MASTER SPREAD ACQUISITION AND MSR SERVICING AGREEMENT

This Master Spread Acquisition Agreement (the “Agreement”) is entered into as of September 15, 2016 by and between PennyMac Corp., a Delaware corporation (the “Seller”) and PennyMac Holdings, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser may from time to time desire to acquire the right to excess servicing spread arising from mortgage servicing rights owned by Seller; and

WHEREAS, the Seller and the Purchaser desire that the Seller service or cause to be subserviced the mortgage loans to which such servicing rights relate and provide additional administrative services;

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01Definitions.  For purposes of this Agreement (which, for the avoidance of doubt, shall include the Preamble and Recitals hereto), the following capitalized terms, unless the context otherwise requires, shall have the respective meanings set forth below:

“Accepted Servicing Practices” means, with respect to each Mortgage Loan (including all real estate acquired in respect of such Mortgage upon a foreclosure or acceptance of a deed in lieu of foreclosure), each of those mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, which servicing practices (i) are in compliance with all federal, state and local laws and regulations, (ii) shall be in accordance with the Seller’s policies and procedures as amended from time to time for mortgage loans of the same type, (iii) are in accordance with the terms of the related mortgage, deed of trust or similar security instrument and the related promissory note and (iv) are at a minimum based on the requirements set forth from time to time by Freddie Mac.

“Assignment” means an assignment substantially in the form of Exhibit B.

“Assignment Date” means, with respect to any Mortgage Loan Identification Date, the date that is five (5) Business Days following such Mortgage Loan Identification Date or such other date as may be set forth in the applicable Confirmation.

“Base Servicing Fee” means, with respect to each Primary Portfolio and each Collection Period, an amount equal to the product of (A) the aggregate outstanding principal balance of the Primary Portfolio Mortgage Loans as of the first day of such Collection Period and (B) one-twelfth of the Transaction Base Servicing Fee Rate; provided, however, that (1) if the initial Collection Period is less than a full month, such fee for each such Primary Portfolio Mortgage Loan shall be an amount equal to

Execution Version

the product of the fee otherwise described above and a fraction, the numerator of which is the number of days in such initial Collection Period and the denominator of which is 360; (2) if any Primary Portfolio Mortgage Loan ceases to be part of the Primary Portfolio during such Collection Period as a result of a termination of the Seller’s duties as servicer or subservicer under the Servicing Agreement and Freddie Mac Guide, the portion of such amount that is attributable to such Primary Portfolio Mortgage Loan shall be adjusted to an amount equal to the product of such portion and a fraction, the numerator of which is the number of days in such Collection Period during which such Primary Portfolio Mortgage Loan was included in the Primary Portfolio, and the denominator of which is 360; and (3) if the Primary Portfolio Collections for such Primary Portfolio and such Collection Period were used to cover prepayment interest shortfalls on the Primary Portfolio Mortgage Loans, the fee otherwise described above shall be reduced by the amount of such reduction multiplied by the ratio (expressed as a percentage) equal to the Transaction Base Servicing Fee Rate divided by the rate per annum at which the Primary Portfolio Collections accrued in the aggregate during such Collection Period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Period” means, with respect to each Transaction Remittance Date, the calendar month preceding the month in which such Transaction Remittance Date occurs.

“Confirmation” means a letter agreement between the Seller and the Purchaser identified therein and substantially in the form attached hereto as Exhibit A that includes a mortgage loan schedule and sets forth each of a “transaction settlement date”, a “transaction base servicing fee rate”, a “transaction asset purchase agreement”, a “transaction purchase price percentage” and a “transaction excess spread percentage”.

“Confirmation Date” means the date of a Confirmation.

“Cut-off Date” means, with respect to each Primary Portfolio, the date set forth in the related Confirmation.

“Eligible Account” means any of (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term deposit or long-term unsecured debt obligations of which are rated no less than investment grade by at least two Rating Agencies, if the deposits are to be held in the account for more than thirty (30) days, or the short-term deposit or short-term unsecured debt obligations of which are rated investment grade by at least two Rating Agencies, (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity, and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b), or (iii) an account approved by the Seller and the Purchaser.

“Expense Amount” has the meaning set forth in Section 7.16.

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 7.16.

“Expense Amount Tax Opinion” has the meaning set forth in Section 7.16.

“Expense Escrow Account” has the meaning set forth in Section 7.16.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

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“Freddie Mac Guide” means the Freddie Mac Single-Family Seller/Servicer Guide, as such guide may be amended from time to time hereafter, including the “Purchase Documents” (as such term is defined therein).

“Freddie Mac Mortgage Loan”  A Mortgage Loan underwritten in accordance with the guidelines of Freddie Mac described in the Freddie Mac Guide.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement.

“Mortgage Loan”“ means a one-to-four family residential loan that is secured by a mortgage, deed of trust or other similar security instrument.  A Mortgage Loan includes the Mortgage Loan Documents, the Mortgage File, the monthly payments, any principal payments or prepayments, any related escrow accounts, the mortgage servicing rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Documents” means the mortgages, notes, assignments and an electronic record or copy of a mortgage loan application.

“Mortgage Loan Identification Date” means, with respect to a calendar month, the 25th day of the immediately succeeding calendar month.

“Mortgaged Property” means the real property that secures a Mortgage Loan.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Primary Portfolio” means the residential mortgage loans identified and listed on a schedule to a Confirmation.

“Primary Portfolio Collections” means, with respect to each Primary Portfolio, the funds collected on the related Primary Portfolio Mortgage Loans and allocated as the servicing compensation payable to the Seller as servicer or subservicer of such Primary Portfolio Mortgage Loans pursuant to the Servicing Agreement and the Freddie Mac Guide, other than Ancillary Income and, for the avoidance of doubt, other than reimbursements received by the Seller from a loan owner for advances and other out-of-pocket expenditures pursuant to the Servicing Agreement and the Freddie Mac Guide.

“Primary Portfolio Excess Spread” means, with respect to each Primary Portfolio, the rights of the Seller to the Transaction Excess Spread Percentage of the Primary Portfolio Total Spread on such Primary Portfolio. For the avoidance of doubt, the funds represented by this term are derived from the Servicing Rights, but do not include the right to all or any portion of the Servicing Rights themselves.

“Primary Portfolio Mortgage Loan” means a Mortgage Loan that is included in the Primary Portfolio.

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“Primary Portfolio Retained Spread” means, with respect to each Primary Portfolio, the rights of the Seller to the Transaction Retained Spread Percentage of the Primary Portfolio Total Spread on such Primary Portfolio.

“Primary Portfolio Termination Payment” means, with respect to each Primary Portfolio, any payment made by a loan owner or master servicer in connection with an exercise of any right that such Person may have to terminate the Seller as the servicer or subservicer of any Primary Portfolio Mortgage Loan; provided, however, that, if such a payment is made with respect to a group of mortgage loans and fewer than all such mortgage loans are Primary Portfolio Mortgage Loans, then the “Primary Portfolio Termination Payment” shall mean the portion of such termination payment that is reasonably attributable to the Primary Portfolio Mortgage Loans in such group based upon the methodology set forth in the Servicing Agreement and the Freddie Mac Guide for the calculation of termination payments thereunder.

“Primary Portfolio Total Spread” means, with respect to each Primary Portfolio, for each Collection Period on or after the related Transaction Settlement Date, the sum of the following:  (a) the Primary Portfolio Collections received during such Collection Period, net of the  Base Servicing Fee; and (b) all other amounts payable by a loan owner or master servicer to the Seller with respect to the Servicing Rights for the Primary Portfolio Mortgage Loans, including any Primary Portfolio Termination Payments, but for the avoidance of doubt, excluding all Ancillary Income and reimbursements for advances and other out-of-pocket expenditures received by the Seller from a loan owner in accordance with the Servicing Agreement and the Freddie Mac Guide.

“Protected REIT” means any entity that (i) has elected to be taxed as a real estate investment trust pursuant to Section 856 et seq. of the Code, (ii) owns a direct or indirect equity interest in Purchaser, and (iii) is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of the Purchaser or as receiving all or a portion of the Purchaser’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

“REIT Requirements” means the requirements imposed on real estate investment trusts pursuant to Sections 856 through and including 860 of the Code.

“Servicing Agreement” means the unitary indivisible master servicing contract described in the Freddie Mac Guide and entered into by and between Freddie Mac and the Seller.

“Servicing Rights” means, with respect to each Mortgage Loan, the indivisible, conditional, non-delegable contract right and obligation to do any and all of the following:  (a) service and administer such Mortgage Loan; (b) collect any payments or monies payable or received for servicing such Mortgage Loan; (c) collect any late fees, assumption fees, penalties or similar payments with respect to such Mortgage Loan; (d) enforce the provisions of all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the servicer thereunder, including, but not limited to, any clean-up calls and termination options; (e) collect and apply any escrow payments or other similar payments with respect to such Mortgage Loan; (f) control and maintain all accounts and other rights to payments related to any of the property described in the other clauses of this definition; (g) possess and use any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan; and (h) enforce any and all rights, powers and privileges incident to any of the foregoing.

Execution Version

“Transaction” means the collective transactions scheduled to be consummated or that are consummated (as the context may require) with respect to a Primary Portfolio on a Transaction Settlement Date.

“Transaction Asset Purchase Agreement” means, with respect to each Transaction, the agreement, trade confirmation and/or other documentation or evidence pursuant to which the Seller acquires the Servicing Rights relating to the Primary Portfolio Mortgage Loans, as in effect from time to time.

“Transaction Base Servicing Fee Rate” means, with respect to each Primary Portfolio, the rate per annum denominated as such and set forth in the related Confirmation.

“Transaction Excess Spread Percentage” means, with respect to each Primary Portfolio, the percentage denominated as such and set forth in the related Confirmation.

“Transaction Purchase Price” means, with respect to each Transaction, the product of (i) the aggregate outstanding principal balance of the Primary Portfolio Mortgage Loans as of the Cut-off Date, (ii) the Transaction Purchase Price Percentage and (iii) the Transaction Excess Spread Percentage.

“Transaction Purchase Price Percentage” means, with respect to each Primary Portfolio, the percentage denominated as such and set forth in the related Confirmation.

“Transaction Remittance Date” means with respect to each Primary Portfolio, the date denominated as such and set forth in the Confirmation, or, if no date is set forth in the Confirmation, the 10th day of each calendar month, or if such day is not a Business Day, the prior Business Day, beginning in the month following the Transaction Settlement Date, or such other day as may be agreed upon by the Seller and the Purchaser.

“Transaction Retained Spread Percentage” means, with respect to each Primary Portfolio, 100% minus the Transaction Excess Spread Percentage.

“Transaction Settlement Date” means, with respect to each Primary Portfolio, the date denominated as such and set forth in the related Confirmation.

Section 1.02General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

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(e)The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01Representations, Warranties and Agreements of the Seller.  The Seller hereby makes to the Purchaser and the Seller, as of the date hereof and as of each Transaction Settlement Date and each Assignment Date, the representations and warranties set forth on Exhibit C.

Section 2.02Representations, Warranties and Agreements of the Purchaser.  The Purchaser hereby makes to the Seller and Seller, as of the date hereof and as of each Transaction Settlement Date and each Assignment Date, the representations and warranties set forth on Exhibit D.

ARTICLE 3

PURCHASES

Section 3.01Purchases.

(a)Transaction Agreement.  The execution and delivery of each Confirmation between the Seller and the Purchaser shall be an agreement between such parties to the effect that, with respect to the Primary Portfolio described therein, and subject to the terms hereof and thereof, (i) the Seller shall sell, and the Purchaser shall purchase, on the Transaction Settlement Date all of the Seller’s right, title and interest in and to the Primary Portfolio Excess Spread and all proceeds thereof, all in exchange for the payment of the Transaction Purchase Price, and (ii) each party shall perform its duties under this Agreement as supplemented and amended by such Confirmation.

(b)Closing Conditions.  The duties of the Seller and the Purchaser to consummate each Transaction shall be subject to the satisfaction of various conditions as set forth below:

(i)The duty of each party to consummate such Transaction shall be subject to the satisfaction of the following conditions:

(A)	the Seller shall own the Servicing Rights with respect to the related Primary Portfolio;
(B)

the representations and warranties made by the other party in this Agreement and each other Transaction document to which such party is a party to be made on or prior to the Transaction Settlement Date shall be true and correct in all material respects; and

(C)

the other party shall have performed or caused the performance of each covenant or obligation required to be performed by such party on or before the Transaction Settlement Date (including the delivery of documents required to be delivered by such other party under subsection (c));

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(ii)The duty of the Seller to consummate such Transaction shall be further subject to the satisfaction of the additional condition that no change in the Purchaser’s financial condition shall have occurred following the Confirmation Date that would be reasonably likely to materially and adversely affect the Purchaser’s ability to consummate the Transaction on the Transaction Settlement Date;

(iii)The duty of the Purchaser to consummate such Transaction shall be further subject to the satisfaction of the following additional conditions:

(A)

no change in the Seller’s financial or operating condition, the Seller’s good standing with and authority from Freddie Mac, the Servicing Rights, the Primary Portfolio Mortgage Loans or the escrow accounts related to the Primary Portfolio Mortgage Loans shall have occurred following the Confirmation Date that, individually or in the aggregate, would be  reasonably likely to materially and adversely one or more of (x) the Seller’s ability to consummate such Transaction on the Transaction Settlement Date, (y) the performance of the Primary Portfolio Excess Spread, or (z) the practical or other ability of an owner of the Servicing Rights to realize the benefits thereof;

(B)

the Seller shall have obtained or caused to have been obtained all consents, approvals or other requirements of third parties required for the consummation of the transactions contemplated by this Agreement, including  all requisite Freddie Mac approvals;

(D)	the Seller shall have been appointed as the servicer or subservicer for the Primary Portfolio Mortgage Loans; and
(E)	the information set forth in the data tape delivered to Purchaser on the Transaction Settlement Date shall be true and correct in all material respects as of the date specified.

(c)Closing Documents.  The closing documents for each Transaction shall consist of the documents set forth below, which the Seller shall deliver or cause to be delivered to Purchaser on or before the Transaction Settlement Date:

(i)an Assignment executed by the Seller in which the Seller assigns to the Purchaser all of the Seller’s right, title and interest in, to and under the Primary Portfolio Excess Spread;

(ii)a copy of the Transaction Asset Purchase Agreement;

(iii)a copy of the instrument evidencing the Seller’s acquisition of the Servicing Rights with respect to the Primary Portfolio;

(iv)all consents, approvals or other requirements of third parties required for the consummation of the transactions contemplated by this Agreement, including all requisite Freddie Mac approvals; and

(v)such officers’ certificates, opinions of counsel, instruments and documents as the Purchaser may reasonably request.

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(d)Closing.  On the Transaction Settlement Date for each Primary Portfolio, the Purchaser shall pay the Transaction Purchase Price to the Seller, the Seller shall convey the Primary Portfolio Excess Spread to the Purchaser and the Seller shall commence servicing or subservicing the Primary Portfolio Mortgage Loans in accordance with the Servicing Agreement and the Freddie Mac Guide if such servicing or subservicing has not already commenced.  The Transaction Purchase Price shall be paid by wire transfer of immediately available funds.

(e)Additional Representations and Warranties.  Upon the consummation of the transactions scheduled to occur on the Transaction Settlement Date for each Primary Portfolio:

(i)the Seller shall be deemed to have represented and warranted to the Purchaser (and such representations and warranties shall survive the Transaction Settlement Date) that:

(A)

with respect to each Primary Portfolio Mortgage Loan, the Seller has been duly and validly appointed as the servicer or subservicer thereof under the Servicing Agreement and the Freddie Mac Guide and, for the purposes of such capacity, such Servicing Agreement is in full force and effect;

(B)

the Seller is not in breach of or in default of its duties under the Servicing Agreement or the Freddie Mac Guide to the extent that such breach would adversely affect the interests of the Purchaser with respect to one or more Primary Portfolio Mortgage Loans;

(C)

no event has occurred that, with or without notice or the passage of time, would entitle any Person to terminate the Seller as servicer or subservicer of any Primary Portfolio Mortgage Loan under the Servicing Agreement or the Freddie Mac Guide, and the Seller has no notice or knowledge of the intention of any Person to terminate or cause the termination of the Seller’s rights and duties as servicer or subservicer under the Servicing Agreement or the Freddie Mac Guide;

(D)	the information set forth in the data tape delivered to Purchaser on the Transaction Settlement Date is true and correct in all material respects as of the date specified; and
(E)

subject in all cases to the terms of the Servicing Agreement and the Freddie Mac Guide and the rights of Freddie Mac in such Servicing Rights as described therein, the Seller is the sole owner of the Servicing Rights related to each Mortgage Loan in such Primary Portfolio, free and clear of any Lien, claim, encumbrance or ownership interest in favor or any Person other than the interests of the Purchaser contemplated hereby;

(ii)the Purchaser shall be deemed to have represented and warranted to the Seller (and such representations and warranties shall survive the Transaction Settlement Date) that the Purchaser is a sophisticated investor and its decision to enter into such Transaction is based upon the Purchaser’s independent experience, knowledge and due diligence and evaluation of such Transaction without reliance on any oral or written information provided by Seller other than the representations and warranties made by Seller pursuant to the terms hereof; and

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(iii)the Purchaser further agrees and acknowledges as follows:

(A)the Seller is entitled to the Base Servicing Fee and the Seller and the Purchaser, as applicable, are entitled to the Primary Portfolio Excess Spread only so long as the Seller maintains its status as an approved Freddie Mac seller/servicer;

(B)upon the transfer or termination of the Servicing Rights or the Seller’s loss of its status as an approved Freddie Mac seller/servicer, the Purchaser’s rights to any Primary Portfolio Excess Spread (excluding any applicable Primary Portfolio Termination Payments) shall terminate and be extinguished; and

(C)the Purchaser’s interests in the Primary Portfolio Excess Spread do not include or convey (u) any right to all or any portion of the Servicing Rights, (v) the right to service the Mortgage Loans under the Servicing Agreement or the Freddie Mac Guide, (w) the right to terminate the Seller as an approved Freddie Mac seller/servicer, (x) the right to terminate, in whole or in part, the Servicing Agreement,  (y) the right to transfer any of the Servicing Rights, or (z) the right to further transfer the Primary Portfolio Excess Spread or the security interest therein without Freddie Mac’s prior written consent.

Section 3.02Intent of Parties.

The Seller and the Purchaser intend that each Transaction constitute a valid sale of the Primary Portfolio Excess Spread for the related Primary Portfolio by the Seller to the Purchaser, free and clear of any Lien.  If the conveyance of the Primary Portfolio Excess Spread is characterized by a court or governmental authority as security for a loan rather than an absolute transfer or sale, the Seller will be deemed to have granted to Purchaser, and Seller hereby grants to Purchaser, a security interest in all of its right, title and interest in, to and under the Primary Portfolio Excess Spread and all proceeds thereof as security for a loan in an amount equal to the Transaction Purchase Price.

In connection with each Transaction, the Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Purchaser may determine, in its sole discretion, are necessary or advisable to perfect the sale of the assets conveyed and security interests granted to Purchaser and agrees to execute financing statements in form reasonably acceptable to the Purchaser and the Seller at the request of the Purchaser in order to reflect the Purchaser’s interests in the assets conveyed to or subjected to a security interest in favor of the Purchaser pursuant to such Transaction.

ARTICLE 4

DEPOSITS AND PAYMENTS

(a)Deposits.  With respect to each Primary Portfolio, the Seller shall deposit into an Eligible Account identified by Purchaser any and all Primary Portfolio Collections attributable to Primary Portfolio Excess Spread, in each case as soon as practicable but no later than the Transaction Remittance Date.

(b)Payments. All payments to the Purchaser shall be made by wire or ACH transfer of immediately available funds to the Eligible Account designated by the Purchaser.

Execution Version

ARTICLE 5

SERVICING AND OTHER MATTERS

Section 5.01Seller’s Duties With Respect to Servicing.

(a)Effective on the Transaction Settlement Date for each Primary Portfolio, the Seller agrees for the benefit of the Purchaser to service or cause to be subserviced the related Primary Portfolio Mortgage Loans at all times substantially in accordance with the Servicing Agreement and the Freddie Mac Guide.  In connection with the Primary Portfolio Mortgage Loans related to each Transaction, the Seller shall not, without the express written consent of Purchaser (which consent may be withheld in its absolute discretion), (a) terminate or amend any Servicing Rights, or (b) enter into any termination, modification, waiver or amendment of the Servicing Agreement or the Freddie Mac Guide insofar such termination, modification, waiver or amendment would be reasonably likely to adversely affect the interests of the Purchaser.

(b)Under no circumstances shall the Purchaser be responsible for the servicing acts and omissions of the Seller or any other servicer or any originator of the Mortgage Loans, or for any servicing related obligations or liabilities of any servicer under the Servicing Agreement or the Freddie Mac Guide or any Person under the Mortgage Loan Documents, or for any other obligations or liabilities of the Seller.

(c)Upon the termination of the Seller as servicer or subservicer under the Servicing Agreement or the Freddie Mac Guide, the Seller shall remain liable to the Purchaser and the applicable loan owner or master servicer for all liabilities and obligations incurred by the Seller while the Seller was acting as the servicer or subservicer thereunder.

Section 5.02Base Servicing Fees.  The Seller agrees that, as between the parties hereto, the Seller shall be entitled to servicing fees on the Primary Portfolio only to the extent of the applicable Base Servicing Fee. Under no circumstances shall the Purchaser be liable to the Seller for the payment of any Base Servicing Fee. If for any reason a sub-servicer or sub-sub-servicer is appointed with respect to any Primary Portfolio Mortgage Loan, the servicing fees and expenses of such sub-servicer or sub-sub-servicer shall be paid by the Seller from its own funds without right of reimbursement therefor, whether from Primary Portfolio Collections, Primary Portfolio Termination Payments, the Purchaser or otherwise.

Section 5.03Reporting.  In connection with each Transaction, the Seller shall deliver to the Purchaser monthly reports, and afford the Purchaser access to information, at such times and in such form and substance as are set forth in the related Confirmation or as may reasonably be agreed between the Seller and the Purchaser.

Section 5.04Certain Awards.  If an award of damages is received by the Seller or the Purchaser as a result of a judgment, settlement or arbitration (including payment pursuant to a guaranty of an obligor) pursuant to a breach by the seller under the Transaction Asset Purchase Agreement for any Transaction, then (i) if such breach had an adverse effect on the value of the Total Servicing Spread, then the Transaction Excess Spread Percentage of such award shall be distributed to the Purchaser or its designee promptly and the remainder of such award shall be retained by the Seller and (ii) if such breach did not have an adverse effect on the value of the Total Servicing Spread, the Seller shall be entitled to the entirety of such award.

Execution Version

ARTICLE 6

LIABILITIES OF THE SELLER

Section 6.01Liability of the Seller.  The Seller shall be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by the Seller herein.

Section 6.02Merger or Consolidation of the Seller.

(a)The Seller shall keep in full effect its existence, rights and franchises as an entity and maintain its qualification to service mortgage loans for each of Freddie Mac and HUD and comply with the laws of each State in which any Mortgaged Property is located to the extent necessary to protect the validity and enforceability of this Agreement, and to perform its duties under this Agreement.  The Seller shall keep in full effect its existence, rights and franchises as an entity.

(b)Any Person into which the Seller may be merged, converted, or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such successor shall have expressly assumed the duties of the Seller hereunder.

Section 6.03Indemnification.

The Seller shall indemnify the Purchaser and its directors, officers, employees and agents and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain by reason of the Seller’s (i) willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement or the Servicing Agreement or the Freddie Mac Guide, (ii) reckless disregard of its obligations or duties under this Agreement or the Servicing Agreement or the Freddie Mac Guide, or (iii) breach of its representations, warranties or covenants under this Agreement or the Servicing Agreement or the Freddie Mac Guide.

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ARTICLE 7

MISCELLANEOUS

Section 7.01Notices.  All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested:

(i)if to the Seller:

PennyMac Corp.
Attn: General Counsel
3043 Townsgate Road
Westlake Village, CA 91361

if to the Purchaser:

PennyMac Holdings, LLC
Attn: General Counsel
3043 Townsgate Road
Westlake Village, CA 91361

or such other address as may hereafter be furnished to the other parties by like notice.

Section 7.02Amendment.  Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

Section 7.03Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 7.04Binding Effect; Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  No  provision of this Agreement is intended or shall be construed to give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 7.05Headings.  The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

Section 7.06Further Assurances.  The Seller agrees to execute and deliver such instruments and take such further actions as the Purchaser may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.07Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in

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such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

Section 7.08Relationship of Parties.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties.  Without limiting the generality of the preceding statement, the servicing duties and responsibilities of the Seller shall be rendered by it as an independent contractor and not as an agent of the Purchaser.  The Seller shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

Section 7.09Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 7.10No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 7.11Exhibits.  The exhibits to this Agreement are hereby incorporated and made a part hereof and form integral parts of this Agreement.

Section 7.12Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.13WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.14LIMITATION OF DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO ANY THIRD PARTY CLAIM MADE AGAINST A PARTY.

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Section 7.15SUBMISSION TO JURISDICTION; WAIVERS.

EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS, FOR ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY ACTION OR PROCEEDING REGARDING SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES, TO THE FULLEST POSSIBLE EXTENT, WITH RESPECT TO SUCH COURTS, THE DEFENSE OF AN INCONVENIENT FORUM; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 7.16Expense Reserve.

Notwithstanding anything in Section 6.03, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any amounts due to the Seller or the Purchaser under Section 6.03 hereof would be treated as Nonqualifying Income for such Protected REIT upon the payment of such amounts to the Seller or the Purchaser, the amount paid to the Seller or the Purchaser, as the case may be, pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Seller or the Purchaser in such year without causing such Protected REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to such Protected REIT.  If the amount payable for any tax year under the preceding sentence is less than the amount which the Person obligated to make payment under Section 6.03 would otherwise be obligated to pay to the Seller or the Purchaser, as the case may be, pursuant to such Section 6.03 of this Agreement (the “Expense Amount”), then:  (1) such obligated Person shall place the Expense Amount into an escrow account (the “Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Seller or the Purchaser, as the case may be, and shall not release any portion thereof to the Seller or the Purchaser, as the case may be, and the Seller or the Purchaser, as the case may be, shall not be entitled to any such amount, unless and until the Seller or the Purchaser, as the case may be, delivers to such obligated Person, at the sole option of such Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of such Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from such Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Seller or the Purchaser, as the case may be, without causing such Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to such Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause such Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the Seller or the Purchaser, as the case may be, to such obligated Person, the Seller or the Purchaser, as the case may be, shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement (an “Indemnity Loan Agreement”) reasonably acceptable to the Seller or the Purchaser, as the case may be, that (i) requires such obligated Person to lend the Seller or the Purchaser, as the case may be, immediately available cash proceeds in an amount equal to the Expense Amount (an “Indemnity Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Seller or the Purchaser, as the case

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may be, or any guarantor of the Seller or the Purchaser, as the case may be, including such Protected REIT, at the time of such Indemnity Loan, and (B) a 15 year maturity with no periodic amortization.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC CORP.
(Seller)

By:	/s/ Andrew S. Chang
Name:	Andrew S. Chang
Title:	Senior Managing Director and
Chief Business Development Officer

PENNYMAC HOLDINGS, LLC
(Purchaser)

By:	/s/ Anne D. McCallion
Name:	Anne D. McCallion
Title:	Senior Managing Director and
Chief Financial Officer

EXHIBIT A

(Form of Confirmation)

CONFIRMATION

OF SPREAD ACQUISITION TRANSACTION UNDER
MASTER SPREAD ACQUISITION AND MSR SERVICING AGREEMENT

PARTIES:	PennyMac Corp. (Seller)

PennyMac Holdings, LLC (Purchaser)

DATE:	_______________, ___

RE:	Spread Acquisition – Pool No. [___]

_______________________________

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between PennyMac Corp. and PennyMac Holdings, LLC on the Transaction Settlement Date specified below.  This letter agreement is a “Confirmation” as described in the Master Spread Acquisition and MSR Servicing Agreement specified in paragraph 1 below.

The definitions and provisions contained in the Master Agreement are incorporated into this Confirmation.  In the event of any inconsistency between the Master Agreement and this Confirmation, this Confirmation will govern.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Master Agreement.

1.This Confirmation supplements, forms part of and is subject to the Master Spread Acquisition and MSR Servicing Agreement dated as of September 15, 2016, between PennyMac Corp., as seller, and PennyMac Holdings, LLC, as purchaser, as amended and supplemented from time to time (the “Master Agreement”).  All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

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2.The terms of the Transaction to which this Confirmation relates are as follows:

Primary Portfolio:	As set forth in Schedule I hereto.
Transaction Settlement Date:	___________, 20____.
Transaction Base Servicing Fee Rate:	[____] basis points (per annum)
Transaction Remittance Date:	[__]th day of each month
Transaction Purchase Price Percentage:	_______%
Transaction Excess Spread Percentage:	_______%
Transaction Asset Purchase Agreement:
Cut-off Date	___________, 20____.
Other:

In the event Seller, whether voluntarily or involuntarily, transfers the Servicing Rights related to the Mortgage Loans in any Primary Portfolio or Secondary Portfolio and receives any termination fee or other compensation or proceeds in connection with such transfer (the “Transfer Proceeds”), Seller shall remit to Purchaser an amount equal to the product of (a) such Transfer Proceeds, multiplied by (b) a fraction, the numerator of which is the Transaction Purchase Price allocable to the Primary Portfolio Excess Spread relating to such Servicing Rights and the denominator of which is the actual purchase price paid by the Seller for such Servicing Rights.

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Accepted and confirmed as of the date first written above:

SELLER:	PENNYMAC CORP.

By:
Name:
Title:

PURCHASER:	PENNYMAC HOLDINGS, LLC

By:
Name:
Title:

SCHEDULE I

TO CONFIRMATION DATED __________, 20___

UNDER THE MASTER SPREAD ACQUISITION AND
MSR SERVICING AGREEMENT DATED AS OF [ ], 2015

EXHIBIT B

(Form of Assignment)

PennyMac Corp. (the “Transferor”), hereby assigns, conveys and otherwise transfers to PennyMac Holdings, LLC (the “Transferee”) all of the Transferor’s right, title and interest in, to and under the Primary Portfolio Excess Spread for the residential mortgage loans set forth in Annex A attached hereto.  Capitalized terms used and not defined in this instrument have the meanings assigned to them in the Master Spread Acquisition and MSR Servicing Agreement dated as of [ ], 2015, between PennyMac Corp. and PennyMac Holdings, LLC, as supplemented and amended by the Confirmation dated _____, between such parties.

If the conveyance of such Primary Portfolio Excess Spread is characterized by a court or governmental authority as security for a loan rather than an absolute transfer or sale, the Transferor will be deemed to have granted to the Transferee, and the Transferor hereby grants to the Transferee, a security interest in all of its right, title and interest in, to and under such Primary Portfolio Excess Spread and all proceeds thereof as security for a loan in an amount equal to the value of such Primary Excess Spread.

PENNYMAC CORP.
(Transferor)

By:
Name:
Title:

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EXHIBIT C

(Representations and Warranties of the Seller)

(a)Due Organization and Good Standing.  The Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged.

(b)No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Seller, and the performance and compliance with the terms of this Agreement by the Seller, will not violate the Seller’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Seller is a party or which is applicable to it or any of its assets.

(c)Full Power and Authority.  The Seller has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)No Violation of Law, Regulation or Order.  The Seller is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Seller’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Seller’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

(f)No Material Litigation.  No litigation is pending or, to the best of the Seller’s knowledge, threatened against the Seller that, if determined adversely to the Seller, would prohibit the Seller from entering into this Agreement or that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

(g)No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Seller under this Agreement.

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EXHIBIT D

(Representations and Warranties of the Purchaser)

(a)Due Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization and has the power and authority to own its assets and to transact the business in which it is currently engaged.

(b)No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Purchaser, and the performance and compliance with the terms of this Agreement by the Purchaser, will not violate the Purchaser’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Purchaser is a party or which is applicable to it or any of its assets.

(c)Full Power and Authority.  The Purchaser has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)No Violation of Law, Regulation or Order.  The Purchaser is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Purchaser’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Purchaser’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

(f)No Material Litigation.  No litigation is pending or, to the best of the Purchaser’s knowledge, threatened against the Purchaser that, if determined adversely to the Purchaser, would prohibit the Purchaser from entering into this Agreement or that, in the Purchaser’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

(g)No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Purchaser under this Agreement.

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